Exhibit 19.1

PHOENIX NEW MEDIA LIMITED

AMENDED AND RESTATED Statement of PolicIES

Governing Material, Non-Public Information, TRADING IN COMPANY SECURITIES BY INSIDERS and The Prevention of InsideR Trading

(As adoped by the board of directors of phoenix new media limited on March 12, 2026)

This Amended and Restated Statement of Policies Governing Material, Non-Public Information, Trading In Company Securities By Insiders and the Prevention of Insider Trading (this “Statement”) of Phoenix New Media Limited (the “Company”) consists of four sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading; Section III explains insider trading; and Section IV sets forth the additional requirements for Section 16 Insiders.

I.

SUMMARY

The Company’s ADSs representing the Ordinary Shares are currently trading on the NYSE. Preventing insider trading is necessary to comply with United States securities law and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells securities while in possession of inside information relating to such securities. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies (the “Policy”) set forth in this Statement to be a matter of utmost importance. Violation of this Policy could cause extreme embarrassment and possible legal liability to you and the Company. Knowing or willful violations of this Statement or spirit of this Policy will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation. The monetary damages flowing from a violation could be three times the profit realized by the violator, as well as the attorney’s fees of the persons injured.

This Statement applies to all officers, directors, employees and consultants of the Company and its subsidiaries or any consolidated entities or any other person or entity (a) over which an individual mentioned above exercises influence or control of its investment decisions, or (b) which effects a transaction in the Company’s securities, which securities are in fact beneficially owned by any of the individuals mentioned above (“Insider(s)”). Every Insider must review this Statement, and execute and return the Certificate of Compliance attached hereto to the Compliance Officer within seven (7) days after you receive this Statement.

Questions regarding the Statement should be directed to the Compliance Officer.

II.

POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, while the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the Company thereof and the exercise of options that does not involve the sale of securities, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below.

A. No Trading - No Insider shall purchase or sell any securities of the Company while in possession of material, non-public information relating to the Company, its ADSs or other securities (the “Material Information”) or during certain periods.

In the event that the Material Information possessed by you relates to the ADSs or other securities of the Company, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the Material Information by the Company, which forty-eight (48) hours shall include in all events at least one full Trading Day on the NYSE following such public disclosure. The term “Trading Day” is defined as a day on which the NYSE is open for trading. NYSE’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no Insider shall purchase or sell any securities of the Company, regardless of whether such Insider possesses any Material Information, (1) during any period commencing on the 20th day of the last month of each fiscal quarter and ending at the close of trading on the second Trading Day following the date upon which the Company’s earnings statement for that fiscal quarter is released to the public; or (2) without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period.” The Compliance Officer may declare limited trading periods at the times that he deems appropriate, and need not provide any reason for making a declaration.

Please see Section III below for an explanation of the Material Information.

B. Trading Window for Directors, Officers and Key Employees – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, officers, directors and key employees designated by the Company (“Restricted Persons”) may only purchase or sell any securities of the Company during the “Trading Window.” Generally, there will be four Trading Windows per year, each commencing with the close of trading on the second Trading Day following the date upon which the Company’s financial results for the prior fiscal quarter is released to the public and closing on the 20th day of the last month of each fiscal quarter.

Furthermore, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of the ADSs and the sale of Ordinary Shares issued upon exercise of stock options, but excluding the acceptance of options granted by the Company and the exercise of options that does not involve the sale of securities) by the Restricted Persons must be pre-approved by the Compliance Officer.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before the NYSE closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in Company securities during the Trading Window is not a “safe harbor,” and all Insiders should strictly comply with all other policies set forth in this Statement. For example, if during a Trading Window, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in the Company’s securities.

When in doubt, do not trade! Check with the Compliance Officer first.

C. No Tipping - No Insider shall directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”) while in possession of such Material Information, regardless of whether the person or entity who receives the information (the “Tippee”) is related to the Insider and regardless of whether you receive any monetary benefit from the Tippee. In addition, Insiders should not make trading recommendations on the basis of any Material Information, and Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip”.

D. Confidentiality - No Insider shall communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

E. No Comment - No Insider shall discuss any internal matters or developments of the Company with anyone outside of the Company, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, investment analysts or others, or any requests for comments or interviews, you should decline to comment and direct the inquiry or request to the Compliance Officer.

F. Corrective Action - If any potentially Material Information is inadvertently disclosed, any Insider should notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

G. Other Prohibited Transactions -

(i)
No Short Sales, Hedging or Speculative Transactions. No Insider, whether or not he or she possesses Material Information, may trade in options, warrants, puts and calls or similar instruments on the Company’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery) or engage in speculative trading (e.g., “day-trading”) that is intended to take advantage of short-term price fluctuations. No Insider may engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
(ii)
Margin Accounts and Pledges. No Insiders, whether or not in possession of Material Information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan.

H. Rule 10b5-1 Trading Plans - A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow, and satisfies various other conditions and limitations set forth in Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). A 10b5-1 trading plan can only be established when you do not possess Material Information. Therefore, Insiders cannot enter into these plans at any time when in possession of Material Information and, in addition, Restricted Persons cannot enter into these plans outside a Trading Window. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.

The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You should consult with your legal advisor before entering into any 10b5-1 trading plan.

Each Insider must pre-clear with the Compliance Officer or his or her designee any proposed trading plan or arrangement, including 10b5-1 trading plans, prior to establishing, amending or terminating such plan. The Company reserves the right to withhold pre-clearance of the adoption, amendment or termination of any such trading plan that the Company determines is not consistent with the rules regarding such plans. Notwithstanding any pre-clearance of a Rule 10b5-1 or other trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.

Any modification of a pre-approved 10b5-1 or other trading plan must occur when you are not aware of any Material Information and must comply with the requirements of the rules regarding such trading plans (including Rule 10b5-1, if applicable) and, if you are subject to Trading Window restrictions, must take place during a Trading Window.

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III.

EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of securities while in possession of “material” and “non-public” information relating to such securities. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of securities, but any contract to purchase or otherwise acquire securities. “Sale” includes not only the actual sale of securities, but any contract to sell or otherwise dispose of securities. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to the securities. It is generally understood that insider trading includes the following:

•
Trading by Insiders while in possession of material, non-public information;
•
Trading by persons other than Insiders while in possession of material, non-public information where the information either was given in breach of an Insider’s fiduciary duty to keep it confidential or was misappropriated; or
•
Communicating or tipping material, non-public information to others, including recommending the purchase or sale of the securities while in possession of such information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth in this Statement.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if it could reasonably be expected to affect the decision of a reasonable investor to buy, sell or hold the Company’s securities or where the fact is likely to have a significant effect on the market price of the Company’s securities. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material Information may concern the Company or another company, can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of securities, debt or equity.

Examples of Material Information include (but are not limited to) information concerning:

• dividends;

• corporate earnings or earnings forecasts, or changes to previously released earnings announcements or guidance;

• changes in financial condition or asset value;

• negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;

• significant new contracts or the loss of a significant contract;

• significant new products or services;

• significant marketing plans or changes in such plans;

• capital investment plans or changes in such plans;

• adoption of repurchase plans or amendment of existing repurchase plans;

• material litigation, administrative action or governmental investigations or inquiries about the Company or any of its affiliated companies, officers or directors;

• significant borrowings or financings;

• defaults on borrowings;

• new equity or debt offerings;

• significant personnel changes;

• a cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value;

• changes in accounting methods and write-offs; and

• any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade. One convenient rule of thumb in making this determination is to ask yourself, “Would the person on the other side of this transaction still want to complete the trade at this price if he or she knew what I know about the Company?” If the answer is “no,” chances are you possess material, non-public information.

What is Non-public?

Information is “non-public” if it has not been disclosed in a manner that allows it to be widely disseminated. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors such as in a press release or in the Company’s filing with the United States Security and Exchange Commission (the “SEC”), or through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty eight (48) hours following publication as a reasonable waiting period before such information is deemed to be public.

Who is an Insider?

Insiders include all officers, directors, employees and consultants of the Company and its subsidiaries or consolidated entities or any other person or entity (a) over which an individual mentioned above exercises influence or control of its investment decisions, or (b) which effects a transaction in the Company’s securities, which securities are in fact beneficially owned by any of the individuals mentioned above. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material non-public information relating to the company’s securities. In addition, family members and friends of Insiders as well as professional advisors of the Company (e.g. accountants, attorneys, investment bankers and consultants) who receive material, non-public information about the Company may also fall under the definition of Insiders of the Company.

It should be noted that trading by members of an Insider’s family members can be the responsibility of such Insider under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders are also prohibited from disclosing material non-public information, or making a recommendation or expressing an opinion regarding the Company’s securities based on such information, to others who might use the information to trade in the Company’s securities. Both the Insider who communicated the material non-public information and the Tippee who receives and uses such information may be liable under United States securities laws.

Persons other than Insiders also can be liable for insider trading, including Tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated. Tippees inherit an Insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the insider trading of their Tippees, so are Tippees who pass the information along to others who trade. In other words, a Tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•
SEC administrative sanctions;
•
securities industry self-regulatory organization sanctions;
•
civil injunctions;
•
damage awards to private plaintiffs;
•
disgorgement of all profits;
•
civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•
civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;
•
criminal fines for individual violators of up to US$1,000,000 (US$2,500,000 for an entity); and
•
jail sentences of up to 10 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the United States Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated upon the occurrence of insider trading.

IV.

ADDITIONAL REQUIREMENTS ON SECTION 16 INSIDERS

The Board of Directors have confirmed that certain persons, including all directors and certain officers of the Company, should be subject to the reporting provisions of Section 16(a) of the Exchange Act and the underlying rules and regulations promulgated by the SEC. Each such person is referred to herein as a “Section 16 Insider.” The Board of Directors or its designated committee will review, at least annually, those individuals who are designated as Section 16 Insiders and will recommend any changes regarding such status to the Board of Directors for approval.

A. Pre-Clearance of Trades

All purchases and sales of equity securities of the Company by Section 16 Insiders, other than transactions pursuant to a Rule 10b5-1 trading plan approved in accordance with this Policy, must be pre-cleared by the Compliance Officer. This applies even during an open Trading Window. The intent of this requirement is to prevent inadvertent violations of the Policy, avoid trades involving the appearance of improper insider trading, and facilitate timely Form 4 reporting in accordance with Section 16(a) of the Exchange Act.

Requests for pre-clearance must be submitted to the Compliance Officer at complianceofficer@ifeng.com at least two (2) business days in advance of each proposed transaction. If the Section 16 Insider submits the request by email and does not receive a response from the Compliance Officer within twenty-four (24) hours (not including weekend days), the Section 16 Insider will be responsible for following up to ensure that the message was received.

A request for pre-clearance should provide the following information:

•
The nature of the proposed transaction, the expected date of the transaction, and the number of shares involved;
•
If the transaction involves an option exercise, the specific option to be exercised and the manner of exercise (e.g., “same-day sale” or “cashless exercise”);
•
Contact information for the broker who will execute the transaction; and
•
Certification to the Compliance Officer by the Section 16 Insider that the Section 16 Insider is not in possession of material nonpublic information concerning the Company.

Once the proposed transaction is pre-cleared, the Section 16 Insider may proceed with it during an open Trading Window and within three (3) Trading Days on the approved terms, provided that he or she complies with all other securities law requirements, such as (if applicable to the Section 16 Insider) the requirements of Rule 144 under the U.S. Securities Act of 1933, as amended, and with any limited trading periods declared by the Compliance Officer prior to the completion of the trade. A Section 16 Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.

In addition, pre-clearance is required for the establishment, modification or termination of a Rule 10b5-1 trading plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan that specifies or establishes a formula for determining the dates, prices and amounts of planned trades. Of course, the results of transactions effected by a Section 16 Insider under a Rule 10b5- 1 trading plan must be reported immediately to the Company since they will be reportable on Form 4 within two (2) business days following the execution of the trade.

B. Reporting of Transactions

To facilitate timely reporting under Section 16(a) of the Exchange Act of Section 16 Insiders’ transactions in the Company’s equity securities, Section 16 Insiders are required to (i) report the details of each transaction immediately after it is executed and (ii) arrange with persons whose trades must be reported by the Section 16 Insider under Section 16(a) (such as immediate family members living in the Section 16 Insider’s household) to immediately report directly to the Company and to the Section 16 Insider the details of any transactions they have in equity securities of the Company. Immediate family members of a Section 16 Insider include his or her child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

Transaction details to be reported include:

•
Transaction date (trade date);
•
Number of shares involved;
•
Price per share at which the transaction was executed (before addition or deduction of brokerage commissions and other transaction fees);
•
If the transaction was an option exercise, the specific option exercised;
•
Contact information for the broker who executed the transaction; and
•
A specific representation whether the transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).

The transaction details must be reported to the Compliance Officer at complianceofficer@ifeng.com, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.

Most transactions in equity securities of the Company by Section 16 Insiders (including all purchases, sales, gifts, pledge, trades pursuant to Rule 10b5-1 plan, among others) are subject to reporting on Form 4 within two (2) business days following the transaction date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16(a) must be reported to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 trading plan, on the day the Section 16 Insider is advised of the terms of the transaction.

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CERTIFICATION OF COMPLIANCE

TO: Compliance Officer

FROM: ______________________________

RE: PHOENIX NEW MEDIA LIMITED STATEMENT OF POLICIES OF GOVERNING MATERIAL, NON-PUBLIC INFORMATION, TRADING IN COMPANY SECURITIES BY INSIDERS AND THE PREVENTION OF INSIDER TRADING

I have received, reviewed, and understand the above-referenced Statement of Policies (the “Policy”) and hereby undertake, as a condition to my present and continued employment at or association with Phoenix New Media Limited, to comply fully with the Policy.

I hereby certify that I have adhered to the Policy during the time period that I have been employed by or associated with Phoenix New Media Limited.

I agree to adhere to the Policy in the future.

___________________________
Name:

Title:

___________________________

Date: